EXHIBIT 3.(i).1


                                Glint Corporation

                     CORRECTED CERTIFICATE OF INCORPORATION


         The undersigned, acting as sole incorporator, adopts the following Corrected Certificate of Incorporation in accordance with Sections 101, 102, and 103 of Title 8 of the Delaware Code. This Corrected Certificate changes Article IV to include power for the board of directors to specify the rights and limitations applicable to preferred stock and to make clear that par value is per share:

                                    ARTICLE I

         The name of the corporation shall be Glint Corporation.

                                   ARTICLE II

         The address of the corporation's registered office in the State of Delaware is The Company Corporation, 1013 Centre Road, City of Wilmington, County of New Castle, and its registered agent at such address is The Company Corporation.

                                   ARTICLE III

         The nature of the business to be conducted or promoted by the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         The total number of shares of stock which the corporation shall have authority to issue is fifty million (50,000,000) shares of common stock, with par value of $0.001 per share, and ten million (10,000,000) shares of preferred stock with par value of $0.001 per share. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions applicable to the shares of preferred stock or any series thereof shall be fixed by resolution or resolutions of the corporation's board of directors.


                                    ARTICLE V

         All shares of the corporation's common stock shall have equal voting rights and shall be entitled to share equally in dividends declared by the board of directors and in any assets remaining after payment of creditors upon liquidation, dissolution or winding up of the corporation; provided, however, that the board of directors may issue one or more special classes of common stock with respect to which such rights

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may be limited,  restricted  or denied to the degree stated and expressed in the resolution or resolutions providing for the issuance of such class of stock, and may specify the number of shares of any series.

                                   ARTICLE VI

         The name and address of the incorporator is J. Dapray Muir, Ruddy & Muir, Suite 400, 1825 I Street, N.W., Washington, D.C. 20006.

                                   ARTICLE VII

         The corporation's board of directors and/or its stockholders may adopt, amend or repeal by-laws for the corporation, except that any by-laws adopted by the stockholders may be altered or repealed only by the stockholders if such by-law so provides. The election of directors by the stockholders need not be by written ballot unless the by-laws of the corporation so provide.

                                  ARTICLE VIII

         The corporation may indemnify any person to the extent permitted by law and the corporation's by-laws; provided, however, that no officer or director of the corporation shall be protected against any liability to the corporation or to its security holders to which he/she would otherwise by subject by reason of willful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

                                   ARTICLE IX

         No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that no director shall be excused from liability on account of this
Article IX (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any liability arising under Section 174 of Title 8 of the Delaware Code (unlawful payment of dividends or unlawful stock purchase or redemption), or
(iv) for any transaction from which the director derived an improper personal benefit.


         IN WITNESS WHEREOF, this Corrected Certificate of Incorporation has been executed by J. Dapray Muir this 19th day of April, 2000.


                                             /s/ J. Dapray Muir
                                             -------------------------
                                             J. Dapray Muir,  Incorporator


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